Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Akorn, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-124190, 333-161908, 333-167031, 333-179476, and 333-195673) on Form S-8 of Akorn, Inc. of our report dated September 30, 2014, with respect to the statement of assets acquired and liabilities assumed of Xopenex Inhalation Solution (A Product Line of Sunovion Pharmaceuticals Inc.), as of March 31, 2014, the related statement of revenues and direct expenses for the year then ended, which report appears in the Form 8-K of Akorn, Inc. dated October 1, 2014.

(signed) KPMG LLP

December 11, 2014